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                                                                  EXHIBIT 10.18



                           AMBULATORY SURGERY CENTER
                               SERVICES AGREEMENT


         THIS AMBULATORY SURGERY CENTER SERVICES AGREEMENT (the "Agreement") is made this 20th day of March, 2000, (the "Commencement Date"), by and between IOI MANAGEMENT SERVICES OF LOUISIANA, INC., a Louisiana corporation ("IOI"), and WESTBANK AMBULATORY CARE CENTER, LLC, a Delaware limited liability company ("Westbank").

                                    RECITALS

         WHEREAS, IOI provides development, administrative and related business services to ambulatory surgery centers;

         WHEREAS, Westbank is a Delaware limited liability company established to operate an ambulatory surgery center (the "ASC") in the State of Louisiana;

         WHEREAS, Westbank desires to retain IOI to provide certain development, administrative and related business services to the ASC and IOI desires to provide such services, as set forth in this Agreement; and

         WHEREAS, the parties desire to enter into this Agreement to set forth the understandings, rights and responsibilities of the parties.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, mutually agree as follows:


                              TERMS AND CONDITIONS

1. RECITALS. The Recitals set forth above are true and correct as stated and are incorporated herein by reference.

2. DEFINED TERMS. Certain capitalized terms used herein are defined where indicated in Section 16 of this Agreement.

3.       RELATIONSHIP OF THE PARTIES.

         3.1 ENGAGEMENT OF IOI. Westbank hereby appoints and engages IOI, as of the Commencement Date, to provide the IOI Services to the ASC during the Term, and IOI accepts such appointment and engagement, in accordance with the terms and conditions of this Agreement. During the Term, IOI shall be the exclusive provider to Westbank and the ASC of services the same or similar to the IOI Services and, during the Term, no individual or entity, other than IOI, shall provide to Westbank or the ASC any services the same or similar to any of the IOI Services.



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         3.2 PROVISION OF HEALTH CARE SERVICES. IOI is not a health care provider. The IOI Services offered by IOI are limited to the "business" aspects of operating the ASC and do not include clinical activities or the provision of health care goods or services. All medical services are the sole responsibility of Westbank, the ASC and/or the physicians and other personnel (collectively, the "Medical Staff") who render medical services at the ASC. Westbank shall have exclusive authority and control over all aspects of the ASC that constitute determinations that are required by law to be decided or determined by a licensed ambulatory surgery center. Any delegation of authority by Westbank to IOI that would require or permit IOI to render health care goods or services or which require the ownership of an ambulatory surgery center license shall be prohibited and deemed ineffective, and IOI shall have no authority with respect to such matters.

         3.3 INDEPENDENT CONTRACTORS. IOI and Westbank acknowledge and agree that the relationship between them is that of independent contracting parties. IOI is an independent contractor providing the IOI Services, and Westbank is an independent business purchasing the IOI Services from IOI for fair market value. Nothing contained herein shall be construed as creating a partnership, joint venture, or employment relationship between IOI and Westbank.

         3.4 PATIENT REFERRALS. The benefits to Westbank and IOI pursuant to this Agreement do not require, are not payment for, and are in no way contingent upon the admission, recommendation, referral or any other arrangement for: (i) the use of any item of service offered by IOI or any medical practice or medical facility that, from time to time, may be or become affiliated with IOI; or (ii) the referral of patients or arrangements for patient relationships or related fees or compensation by or among the parties. THERE IS ABSOLUTELY NO INTENT FOR IOI TO GENERATE, AND IOI IS NOT IN ANY MANNER BEING COMPENSATED TO GENERATE, REFERRALS OF PATIENTS FOR THE ASC. WESTBANK HAS RETAINED IOI TO PROVIDE CERTAIN SERVICES RELATED TO THE BUSINESS ASPECTS OF THE ASC SO THAT WESTBANK AND THE ASC MAY FOCUS ON DELIVERING PROFESSIONAL MEDICAL SERVICES.

         3.5 ASC REVENUES. None of the cash collected by Westbank or the ASC or any of the Medical Staff is the property of IOI, and IOI will have no interest therein or right thereto, other than the security interest described in Section 7.4.


4.       IOI SERVICES.

         4.1 GENERAL. During the Term, IOI will provide certain non-medical services to the ASC which are intended to assist and support the ASC in achieving its business objectives. The "IOI Services" are those services described in Section 4 and IOI's portion of those services described in Section 6 of this Agreement; provided that the IOI Services shall be limited to business matters as opposed to clinical matters relating to the provision of health care goods or services or the professional relationship between a physician and a patient.



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         4.2 SCOPE OF SERVICES AGREEMENT. The IOI Services offered by IOI shall be designed to assist the existing management, staff, independent contractors, employees and professionals of Westbank that render services in connection with the ASC. The IOI Services shall not replace or supercede existing management, staff, independent contractors, employees, and professionals of Westbank.

         4.3 LEASE OF PREMISES. During the Term, IOI will lease, sublease or otherwise provide or arrange for the provision to Westbank of the premises located at 4511 Westbank Expressway, Marrero, Louisiana 70072 (the "Premises"). IOI will arrange for the provision of all reasonably necessary and appropriate utilities, building services and supplies, including but not limited to all water, gas, heat, air conditioning, power, light, janitorial and maintenance services at the Premises.

         4.4 MASTER LEASE. The Premises are subject to that certain lease (the "Master Lease") by and between IOI and Marrero Shopping Center, Inc., a Louisiana corporation (the "Landlord"), a copy of which is attached hereto as
Exhibit 4.4. All of IOI's obligations hereunder regarding the Premises are subject to the terms and conditions of the Master Lease. Westbank hereby agrees, and shall cause all of its employees and agents to agree, to be bound by the terms and conditions of the Master Lease during the Term, which apply to the lessee thereunder.

         4.5 LEASE OF EQUIPMENT. During the Term, IOI will lease, sublease or otherwise provide or arrange for the provision to Westbank of certain furniture, fixtures and equipment (the "Equipment"), as agreed upon by IOI and Westbank, to be used by Westbank at the Premises for the operation of the ASC. "Equipment" shall include all original and new equipment. Westbank hereby accepts such Equipment "AS IS."

         4.6 MAINTENANCE OF EQUIPMENT. IOI will maintain the Equipment, at the sole expense of Westbank, in reasonably good condition and repair, reasonable wear and tear excepted. IOI will refurbish, replace or add additional Equipment, at the sole expense of Westbank, as agreed upon by Westbank and IOI, from time to time. IOI's provision of any Equipment that is leased to IOI is subject to the terms and conditions of all applicable leases and Westbank hereby agrees, and shall cause all of its employees and agents to agree, to be bound by the terms and conditions of any such leases.

         4.7 NO WARRANTY. WESTBANK ACKNOWLEDGES THAT IOI MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, AS TO THE FITNESS, SUITABILITY OR ADEQUACY OF THE PREMISES OR ANY EQUIPMENT LEASED OR PROVIDED PURSUANT TO THIS AGREEMENT FOR THE OPERATION OF AN AMBULATORY SURGERY CENTER OR FOR ANY OTHER PARTICULAR PURPOSE.

         4.8 FACILITY FEES. IOI will assist Westbank in reviewing, evaluating, and negotiating facility fees.

         4.9 SELECTION OF AGENTS OF WESTBANK. IOI may assist Westbank in identifying, selecting and engaging independent contractors, consultants, and vendors to




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provide goods or services to the ASC at the expense of Westbank. In such event, the terms, conditions and compensatory arrangements between Westbank and such independent contractors, consultants and vendors will be subject to and controlled by agreements directly between Westbank and said third parties.

         4.10 CONSULTANTS AND INDEPENDENT CONTRACTORS. IOI may, at its discretion, provide the IOI Services to the ASC through IOI employees and through independent contractors, vendors and consultants affiliated with and compensated by IOI.

         4.11 COMPLIANCE WITH LLC AGREEMENT. IOI shall comply with and abide by that certain Limited Liability Company Agreement of Westbank (the "LLC Agreement"), as may be amended from time to time. In particular, IOI acknowledges that pursuant to the LLC Agreement, the Management Board, as defined in the LLC Agreement, holds and possesses certain powers and rights with respect to Westbank and IOI agrees that it shall take no actions which are reserved in the LLC Agreement for the Management Board.


5. DUTIES AND RESPONSIBILITIES OF WESTBANK AND THE ASC. During the Term, Westbank and the ASC shall have the following duties and responsibilities:

         5.1 PROVISION OF HEALTH CARE SERVICES. Westbank shall operate the ASC on a full-time basis on the Premises and, in conjunction with the Medical Staff, shall be responsible for the medical care of the patients of the ASC and shall provide professional medical services to such patients in a manner that is in accordance with the prevailing standards and practices in the community and in compliance with all applicable laws and regulations.

         5.2 USE OF PREMISES AND EQUIPMENT. Westbank shall use the Premises and the Equipment leased, subleased or otherwise provided or arranged for by IOI pursuant to this Agreement solely in the conduct of the ASC, and shall not use the Premises or any Equipment for any reason other than the provision of health care and surgical services at the ASC. Westbank agrees to comply with all federal, state and local laws, rules and regulations governing and regulating the use of the Premises and the Equipment, and shall have no right, title or interest in the Premises and the Equipment, other than as set forth herein.

         5.3 MEDICAL DIRECTOR. Westbank shall appoint an individual who will be responsible for the overall administration of the medical aspects of the ASC (the "Medical Director"). Westbank and IOI shall mutually determine any and all compensation, payroll taxes, fringe benefits, bonuses, disability insurance, workers' compensation insurance and any other benefits of the Medical Director. The Medical Director shall: (a) establish clinical standards and oversee the performance of such standards; (b) advise Westbank and IOI regarding the effectiveness and productivity of new medical services and equipment; and (c) such other duties as may be required hereunder or in any agreement between Westbank and the Medical Director.


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         5.4 MEDICAL STAFF. Westbank shall admit new physicians (the "Medical
Staff Physicians") to the Medical Staff of the ASC to render the surgical and other medical services at the ASC. Westbank shall ensure that each such Medical Staff Physician shall maintain: (i) an unrestricted license to practice medicine in the State of Louisiana; (ii) good standing with the medical board of the State of Louisiana; (iii) a Federal Drug Enforcement Administration certificate; (iv) a State of Louisiana controlled dangerous substance certificate without restrictions; (v) such hospital medical staff memberships and clinical privileges appropriate to his or her specialty, as determined by Westbank and sufficient to meet the requirements of payors; (vi) his or her skills through continuing education and training; (vii) professional liability insurance for his or her specialty in such amounts as agreed upon by IOI and Westbank from time to time; and (viii) such other requirements as are reasonably requested by the ASC of its Medical Staff.

         5.5 MEDICAL STAFF RECRUITMENT. Westbank will recruit members to the Medical Staff of the ASC and will carry out such administrative functions as may be appropriate for such recruitment, including advertising for and identifying potential candidates, examining and investigating the credentials of such potential candidates, arranging interviews with such potential candidates, and interviewing and making the ultimate decision as to whether to admit such individual to the Medical Staff of the ASC. Any expenses incurred in the recruitment of Medical Staff of the ASC, including, but not limited to, employment agency fees, relocation expenses and interviewing expenses shall be expenses of Westbank.

         5.6 COMPLIANCE OF MEDICAL STAFF. Westbank shall ensure that at all times during the Term, each Medical Staff Physician complies with the bylaws of the Medical Staff and the rules and regulations of the ASC. The rendition of all medical services, the fee schedules for the provision of medical services, the supervision of all personnel rendering medical services at the ASC, and the billing and collecting for such services shall be the sole and exclusive responsibility of Westbank.

         5.7 DISCIPLINARY ACTIONS. If any disciplinary actions or professional liability actions are initiated against any Medical Staff Physician or any physician extender or other personnel of the ASC, Westbank shall promptly inform IOI of such action and the underlying facts and circumstances.

         5.8 RETENTION OF PERSONNEL. Westbank shall employ or otherwise retain or contract with all personnel necessary for the effective operation of the ASC, including, but not limited to, the Medical Staff Physicians, anesthesia personnel, floor nurses, operating room nurses, operating room technicians, laboratory technicians, radiology technicians, and pre-and post-operative nurses, secretaries, receptionists and such other personnel, if any, as may be determined by IOI and Westbank to be necessary or appropriate for the operation of the ASC. Westbank shall make all hiring and termination decisions, establish and pay all wages, salaries and compensation, determine staffing levels, individual work hours, personnel policies and employee benefit programs for all personnel providing services on behalf of Westbank and the ASC which services shall be supervised by Westbank.




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         5.9 EMPLOYMENT COMPENSATION. Westbank shall be responsible for the payment of all compensation and benefits payable to all employees and independent contractors who render services on behalf of the ASC, including all applicable vacation pay, sick leave, retirement benefits, social security, workers' compensation, health, life or disability insurance or any other employee benefits of any kind or nature.

         5.10 PRACTICE EXPENSES. Westbank shall be solely responsible for the payment of all expenses of every type and nature whatsoever related to the operations of the ASC and Westbank, including without limitation, the cost of all utilities and other expenses related to the use of the Premises that are not included as part of the rent under the Master Lease, the costs of all medical supplies, inventory, office supplies, linens, stationery, forms, secretarial supplies, paging devices, postage, duplication equipment and facsimile machines. Westbank shall pay all such expenses as they come due, including without limitation, the ASC Services Fee. Westbank shall not pay any distributions to its members until the ASC Services Fee is paid in full to IOI.

         5.11 BILLING AND COLLECTING. Westbank shall provide billing and collection services for all fees payable with respect to the ASC's provision of services, equipment, devices and supplies to patients of the ASC, including, but not limited to, technical and ancillary services (e.g., facility fees) and all professional anesthesia medical services, including global fees as set forth in Section 6.6.

         5.12 COMPLIANCE WITH STATUTES. Westbank shall comply with any and all federal, state and local statutes, regulations, rules, orders or other requirements that affect the ASC and/or its operations, including without limitation ASC's billing, coding and collection practices and systems. Westbank shall obtain and maintain all licenses and accreditations as are necessary for the provision of medical and health care services and the operation of an ambulatory surgery center once the ASC is operational.

         5.13 COMPLIANCE. With respect to legal compliance issues, Westbank understands and agrees that Westbank shall be solely responsible for complying with, and ensuring its compliance with, all applicable federal and state laws, rules and regulations, including without limitation, all Medicare, Medicaid, billing and coding laws, rules and regulations. Although Westbank and the ASC may consult with IOI regarding compliance issues, the parties hereby explicitly acknowledge and agree that it shall be Westbank's sole responsibility to comply with, and to determine whether Westbank and the ASC are in compliance with, any applicable Medicare or Medicaid laws, rules or regulations or any other applicable federal or state laws, rules or regulations.

         5.14 SUPPORT OF IOI. Westbank shall, and shall cause the Medical Staff to, encourage, support and foster the reputation and image of IOI within the medical community and health care industry.

         5.15 COMPLIANCE WITH AGREEMENT. Westbank shall comply with all of the terms and provisions of this Agreement, including the obligation to pay the ASC Services Fees, on a timely basis. Additionally, Westbank shall cause all of the Owners to comply with all provisions of this Agreement which apply to such Owners, including the restrictive covenants set forth in Section 10.


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6.       JOINT RESPONSIBILITIES OF IOI AND WESTBANK

         6.1 QUALITY AND UTILIZATION MANAGEMENT. Westbank and IOI acknowledge and agree that a quality and utilization management program for determining the medical necessity and appropriateness of care rendered by the ASC provides controls and protections that assist to prevent potential overutilization with any fee for service arrangement, including, but not limited, to those reimbursable under federal health insurance programs and also provides essential data to Westbank and IOI for the purposes of managing the ASC and negotiating, administering and maintaining payor contracts, if any. Westbank and IOI agree to develop and implement a quality and utilization management program in accordance with recommendations made by IOI and Westbank or as may be required under payor contracts, if any. Westbank shall ensure that the Medical Staff complies with the standards, protocols and practice guidelines established by such programs. IOI is authorized by Westbank to prepare and distribute reports of such ASC program activities to employees of, and consultants to, Westbank and IOI and to payors and such other persons as IOI deems necessary in order for IOI to carry out its obligations hereunder.

         6.2 PEER REVIEW. Westbank and IOI shall cooperate to develop, from time to time, peer review procedures for the Medical Staff Physicians. Westbank shall provide IOI with prompt notice of any material quality of care concerns relating to Medical Staff Physicians or any other individuals providing services on behalf of the ASC. Westbank shall implement such corrective actions that Westbank determines are necessary or appropriate to comply with the then current peer review procedures, community standards, and laws. Westbank shall comply with, and shall cause the Medical Staff Physicians to comply with, and participate in, all peer review programs of IOI or any entity with whom IOI and Westbank contracts, including, but not limited to, payors.

         6.3 MANAGED CARE CONTRACTING. To the extent permitted by applicable law, IOI shall assist Westbank in locating, reviewing, evaluating, and negotiating payor contracts on behalf of the ASC; provided, however, Westbank and IOI shall work together to implement controls (including attempting to ensure that payor contracts have utilization review and quality assurance programs) to help ensure that overutilization of services does not occur with respect to the services rendered at the ASC. Notwithstanding anything to the contrary herein, IOI may negotiate and enter into payor contracts in its own name, or in the name of other ambulatory surgery centers or medical practices which IOI manages, pursuant to which such entities other than Westbank will render services.

         6.4 MANAGED CARE CONTRACT ADMINISTRATION. IOI shall assist Westbank with payor contracts on behalf of the ASC as follows: (i) assist Westbank in determining eligibility of patients for coverage prior to the provision of medical or other services; (ii) assist in reconciling retroactive denials of eligibility; (iii) assist in the administration of the authorization processes established by Westbank or payors; (iv) serve as a liaison with payors; (v) submit or obtain data and reports in accordance with payor contracts; (vi) assist in resolving any grievances between Westbank and payors; and (vii) assist in resolving enrollee or member grievances.


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         6.5 COOPERATION AND COMPLIANCE OF MEDICAL STAFF PHYSICIANS. Westbank
shall ensure that the Medical Staff Physicians participate in various aspects of the managed care arrangements of the ASC as required by the applicable payor contracts. The professional services provided by the ASC and the Medical Staff shall at all times be provided in accordance with applicable standards, laws and regulations applying to the medical profession. The ASC and the Medical Staff shall comply with all payor contracts.

         6.6 GLOBAL OR PACKAGE PRICING. If IOI, on behalf of Westbank, enters into negotiations with a payor to enter into an agreement which provides for global or package pricing for ambulatory surgery professional and facility services, IOI and Westbank shall determine the professional component and the facility component, as the case may be, respectively, of the global or package pricing prior to entering into such payor agreement.


7.       ASC SERVICES FEE.

         7.1 GENERAL. In consideration of the IOI Services that IOI will provide to Westbank hereunder, Westbank shall timely pay to IOI the ASC Services Fee, as defined on Exhibit A, for each calendar month or part thereof during the Term. Each monthly installment of the ASC Services Fee shall be paid by Westbank to IOI on or before the fifteenth (15th) day of each calendar month during the Term and the first calendar month after the Term, with respect to the IOI Services provided during the prior month. The parties agree that the ASC Services Fee is a fair and reasonable payment by Westbank for the IOI Services provided by IOI based upon the nature and amount of services to be rendered to Westbank. The ASC Services Fee to be paid by Westbank to IOI pursuant to this Agreement represents fair market value, negotiated compensation for valuable services.

         7.2 AUTOMATIC DEDUCTION. Westbank hereby grants to IOI a limited power of attorney that IOI may use at any time to automatically deduct each due and owing installment of the ASC Services Fee from the ASC's designated bank account. Appropriate automatic withdrawal forms required by the ASC's banking institution will be executed by Westbank prior to or after the Commencement Date, as may be required from time to time by the ASC's bank.

         7.3 LATE FEE. Any payment received after the date on which it is due shall be late and a late fee (the "Late Fee") shall accrue at the rate of one and one-half percent (1.5%) of the past due payment per month, commencing on the due date for such past due payment. The Late Fee shall be automatically added to the monthly payment for each calendar month or portion of a calendar month that the payment remains late.

         7.4 SECURITY INTEREST. To secure Westbank's obligations to IOI hereunder, Westbank hereby grants to IOI a security interest, to the extent permitted by applicable laws, in all property, if any, that Westbank may now own or may hereafter acquire (the





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"Collateral") and related to the ASC including, without limitation, the following: (a) all inventory, whether now owned or hereafter acquired; (b) all equipment, machinery, tools, fixtures, furnishings, leasehold improvements, furniture, vehicles or goods, whether now owned or hereafter acquired; (c) all accounts receivable, accounts, contracts, contract rights, chattel paper, and choses in action, now or hereafter due or owing to Westbank; (d) all general intangibles, now or hereafter owned, including, without limitation, books and records, notes, instruments, licenses, and trade names; (e) all insurance policies and proceeds thereof; and (f) all proceeds and products of the foregoing. Westbank shall execute such financing statements and other documents as shall be necessary to perfect (and maintain the perfection of) said security interest. Upon a material default hereunder or other breach by Westbank that results in the termination of this Agreement, or upon non-payment of any amount owed by Westbank hereunder, IOI shall be entitled to exercise all rights and remedies under Louisiana law, including without limitation, all rights and remedies of a secured party under the Louisiana Uniform Commercial Code. ASC shall not sell, assign, transfer or encumber any of the Collateral without IOI's prior written consent.


8.       RECORDS, RECORDKEEPING, LICENSE.

         8.1 ACCESS TO INFORMATION. Westbank hereby authorizes and grants to IOI full and complete access to all information, instruments and documents of Westbank or in Westbank's possession and which relate to the ASC which may be reasonably requested by IOI to perform its obligations hereunder, and shall disclose and make available to representatives of IOI for review and photocopying all such books, agreements, documents and records.

         8.2 OWNERSHIP AND INSPECTION OF RECORDS. At all times during and after the Term, all patient medical records shall be and remain the sole property of Westbank. All such patient medical records shall be prepared and maintained in accordance with all applicable laws regarding confidentiality and retention. The patient medical records shall be maintained and kept at the Premises and upon termination of this Agreement, all such patient medical records shall be and remain in the possession of Westbank. To the extent permitted by applicable law, IOI shall be permitted to retain true and complete copies of such records.

         8.3 STORAGE OF RECORDS. Westbank agrees to store all records in its possession, including but not limited to patient medical records, at its sole cost and expense, for a minimum of seven (7) years from the date of the last activity recorded in such records. At the end of the seven (7) year period, Westbank shall be entitled to dispose of such records as it deems necessary or appropriate; provided, however, Westbank shall provide prior written notice to IOI of Westbank's intent to dispose of such records and shall provide IOI with a thirty (30) calendar day period, from the date that such notice is given by Westbank, for IOI to take control of or copy any or all of the records to be disposed of by Westbank, at the sole cost and expense of IOI.

         8.4 LICENSE OF ASC NAME AND LOGO. Westbank hereby grants to IOI the nonexclusive right, license and privilege to use the ASC's name and logo, if any, and the


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name "WESTBANK AMBULATORY CARE CENTER, LLC" alone or as a portion of or in connection with the corporate name of IOI during the Term, and subject to all of the terms and conditions provided herein. IOI may include its name and the names of Westbank and the ASC and the Medical Staff Physicians on any letterhead, professional announcements, brochures, promotional materials, private placements, public offerings, and the like relating to IOI.

         8.5 PROPRIETARY PROPERTY. IOI is and shall be the sole owner and holder of all right, title and interest to the proprietary property of IOI consisting of all copyright, service mark and trademark rights and interests in the logo, business information and other systems, forms, form contracts, policy manuals, marketing and public relations materials relating to the ASC, excluding any logos purchased or created solely by Westbank. Westbank agrees that it shall not at any time knowingly harm, misuse or bring into disrepute the proprietary property of IOI.


9.       TERM OF AGREEMENT.

         9.1 TERM. The term (the "Initial Term") of this Agreement shall commence on the Commencement Date and shall expire on the last day of the twenty-fifth (25th) year after the Commencement Date, unless earlier terminated in accordance with this Agreement.

         9.2 EXTENSION. Upon expiration of the Initial Term, this Agreement shall be extended for successive periods of five (5) years each (each, an "Extension Term"), unless either Westbank or IOI provides the other with written notice of its desire not to renew, not less than ninety (90) days prior to the end of the Initial Term or the applicable Extension Term, or unless sooner terminated as set forth herein. All of the terms and conditions of this Agreement applicable to the Initial Term shall apply to each Extension Term, unless Westbank and IOI mutually agree in writing to alter any such terms and conditions. The "Term" of this Agreement shall mean the Initial Term and any Extension Terms.

         9.3 TERMINATION BY WESTBANK. Westbank may terminate this Agreement "for cause," subject to the notice and cure provisions and other provisions set forth in Section 9.5(b). For purposes of termination of this Agreement by Westbank, "for cause" shall mean:

             (a) IOI materially defaults in the performance of a material obligation or a material duty imposed by this Agreement;

             (b) IOI voluntarily files a petition in bankruptcy or makes a general assignment for the benefit of creditors; or

             (c) A law firm with nationally recognized expertise in health care law, acceptable to IOI, issues an opinion to the parties that states that a material provision of this Agreement is in violation of applicable law, or a court or regulatory agency enters an order finding a material provision of this Agreement to be in violation of applicable law;





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and provisions cannot be amended pursuant to Section 14 of the Agreement to cure such violation in the opinion of said health care law firm.


         9.4 TERMINATION BY IOI. IOI may terminate this Agreement at any time "for cause" subject to the notice and cure provisions and other provisions set forth in Section 9.5(b) and 9.5(c), as applicable. For purposes of termination of this Agreement by IOI, "for cause" shall mean:

             (a) Westbank fails to timely pay any ASC Services Fee or any monthly installment of the ASC Services Fee due under this Agreement;

             (b) Westbank fails to timely pay any principal or interest due under any loan or other financing agreement between IOI and Westbank or between Westbank and any third party secured by or arranged for by IOI;

             (c) Westbank makes a misrepresentation or breaches any warranty in this Agreement, or Westbank defaults in the performance of an obligation or duty imposed by this Agreement;

             (d) Westbank is suspended or prohibited from participating in the Medicare or Medicaid Programs or is excluded from entering into health care provider agreements with any material portion of the managed care or health care insurance industry;

             (e) Westbank allows a physician to be on the Medical Staff who does not comply with the requirements for membership in the Medical Staff;

             (f) Westbank ceases to engage in the provision of health care services or voluntarily files a petition in bankruptcy, consents to an involuntary petition in bankruptcy, suffers any decree or order adjudicating Westbank bankrupt, approving its reorganization, or appointing a receiver, trustee or liquidation of Westbank, or makes a general assignment for the benefit of its creditors; or

             (g) A law firm with nationally recognized expertise in health care law, acceptable to IOI, issues an opinion to the parties that states that a material provision of this Agreement is in violation of applicable law, or a court or regulatory agency enters an order finding a material provision of this Agreement to be in violation of applicable law; and provisions cannot be amended pursuant to Section 14 of this Agreement to cure such violation in the opinion of said health care law firm.

         9.5 EFFECTIVE DATE OF TERMINATION. The effective date (the "Termination Date") of any termination of this Agreement shall be as follows:

             (a) Upon expiration of the Term pursuant to Section 9.2; or

             (b) Upon the expiration of the sixty (60) day period following the terminating party's provision of notice of termination to the other party; provided, however, that in the event this Agreement is being terminated "for cause", the Agreement shall not terminate if the event of cause is curable and has been completely cured during such sixty (60) day period or, if the breach is of a type that cannot be completely cured during such sixty (60) day period, the breaching party has commenced to cure such breach prior to the end of the sixty (60) day notice period and is diligently prosecuting such cure to completion. The non-terminating party may challenge the termination within said sixty (60) day period by delivering to the terminating party a written notice that includes, without limitation: (i) an assertion that the event of cause did not occur; or
(ii) an assertion that the event of cause has been cured as provided herein. In such event the parties shall attempt to mutually agree upon whether the breach existed or whether the breach has been cured, as applicable. In the event that the parties cannot mutually agree upon the rebutted matter, the matter of termination shall be resolved in accordance with Section 13 of this Agreement; or

             (c) Upon the date that IOI provides notice of termination to Westbank if IOI is terminating this Agreement pursuant to Section 9.4(a) or 9.4(b). Notwithstanding anything herein to the contrary, IOI shall have the right to immediately terminate this Agreement by providing notice to Westbank upon the occurrence of any event described in Section 9.4(a) or 9.4(b).

         9.6 EFFECT OF TERMINATION. Upon the Termination Date, this Agreement shall be terminated and the parties shall comply with the following:

             (a) Each party shall provide the other party with reasonable access to books and records owned by it or in such party's possession and that are relevant to this Agreement or reasonably necessary to assist the other party in satisfying reporting or contractual obligations or for any other proper purpose;

             (b) All ASC Services Fees and Late Fees, if any, due to IOI pursuant to this Agreement shall be immediately paid in full by Westbank on the Termination Date;

             (c) Westbank shall cease using the name "IOI" or representing any affiliation with IOI as of the Termination Date;

             (d) All property and materials owned by the other party shall be redelivered to that party by the party in possession on the Termination Date;

             (e) If IOI chooses, in its sole discretion, for Westbank to accept assignment of the lease for the Premises or any of the Equipment, or any other lease or sublease for any other good or service whatsoever that was entered into by IOI with respect to the provision of the IOI Services or otherwise related to IOI's provision of the IOI Services on behalf of Westbank or the ASC, Westbank shall accept such assignment; and

             (f) If the cause of the termination of this Agreement is related in any way whatsoever to any action of the Landlord, any breach by the Landlord under the Master Lease, any action whatsoever of any lessor of any item of Equipment, or any breach by any lessor under the lease for any item of Equipment, then IOI shall not be liable or responsible to Westbank hereunder for any damages of any type or nature whatsoever, related to the inability of Westbank to use the Premises or the Equipment or to receive any or all of the IOI Services.


         9.7 TERMINATION NOT ALLOWED. If the Premises or any item of Equipment becomes unavailable for use by Westbank due to any action whatsoever of the Landlord, any breach by the Landlord under the Master Lease, any action whatsoever of any lessor of any item of Equipment, any breach by any lessor under the lease for any item of Equipment, or any action by any other entity or individual other than IOI, such unavailability shall not be deemed grounds for termination of this Agreement by Westbank if Westbank continues to operate an ambulatory surgery center or similar business. In such event, IOI shall provide the IOI Services to Westbank for the remainder of the Term at such new location or through the use of new Equipment and Westbank shall continue to owe to IOI the ASC Services Fee as set forth herein; provided, however, the Real Estate Lease Fee and the Equipment Lease Fee components of the ASC Services Fee shall be decreased or increased, as applicable, to reflect the cost to IOI of the actual real estate and equipment that IOI is then providing to Westbank in each applicable month and shall not be based on the costs that IOI previously incurred with respect to the Premises and the Equipment in the months prior to such event. Additionally, in such event, IOI shall not be liable or responsible to Westbank hereunder for any damages of any type or nature whatsoever related to the inability of Westbank to use the Premises or any item of Equipment or to receive any or all of the IOI Services related thereto.


10.      RESTRICTIVE COVENANTS.

         10.1 NONCOMPETITION. During the Term, other than through the ASC, Westbank and each Owner of equity in Westbank shall not, without the prior written consent of IOI, directly or indirectly own, manage, operate, control or participate in any manner in the ownership, management, operation or control of, or serve as a partner, employee, principal, agent, consultant or otherwise with, or have any financial interest in, or aid or assist any other person or entity in the conduct of any ambulatory surgery center or any medical practice that provides any physician-office surgery services or procedures at such practice's facilities that could be performed at an ambulatory surgery center, where such ambulatory surgery center or medical practice performs services in the Territory. "Owner" shall mean the owner of equity in Westbank and each principal of an owner of equity in Westbank that is not an individual. "Territory" shall mean any place within a fifty (50) mile radius of the ASC. As indicated above, these noncompetition provisions shall cease to apply to an individual or entity once such individual or entity is no longer an "Owner" of Westbank. Notwithstanding anything to the contrary in this Section 10, the provisions of this Section 10 shall not prohibit an Owner from serving as a medical director as long as such Owner is not the medical director of an ambulatory surgery center, outpatient surgery center, or like type center or department.

         10.2 NONSOLICITATION. During the Term and for a period of two (2) years following an Owner's ceasing to be an Owner (if Westbank is still operating the Ambulatory Surgery Center during such period), neither Westbank nor any Owner shall employ or offer employment to any person who is employed by IOI during the Term, without the prior written consent of IOI; provided, however, that if an individual was an employee of such Owner immediately prior to becoming an employee of IOI, then this nonsolicitation provision shall not apply to prohibit such individual from resuming employment with such Owner.

         10.3 CONFIDENTIALITY OF RECORDS. Westbank and each Owner shall keep secret and confidential, and agrees to keep secret and confidential, all information acquired relating to the following (all such information being hereinafter referred to as "Confidential Business Information"): (a) the financial condition and other information relating to the business of IOI, including without limitation, its rates for services, its operations and contracts, and its business plans and arrangements; (b) the systems, products, plans, services, marketing, sales, administration and management procedures, trade relations or practices, techniques and practices heretofore or hereafter acquired, developed and/or used by IOI; and (c) in connection with IOI's clients, customers, suppliers, vendors, lenders, and independent contractors, the provisions and terms of any agreements or proposed agreements between IOI and any of such individuals or entities. Westbank and each Owner, and each agent or principal thereof, shall at no time disclose any such Confidential Business Information to any person, firm, corporation, association or other entity, or use the same in any manner other than in connection with the business and affairs of IOI. Notwithstanding the foregoing, the term "Confidential Business Information" shall not include the following: (v) any information which was independently developed by a party without the use of the Confidential Business Information; (w) any information which is or becomes available in the public domain during the term of this Agreement; (x) any information which is ordered to be released by requirement of a governmental agency or court of law; (y) any information provided to a party's professional advisers (i.e., attorneys and accountants); and (z) any information independently made lawfully available to a party as a matter of right by a third party. Westbank and each Owner agrees that these confidentiality covenants shall apply while an individual or entity is an Owner and also at all times thereafter. Westbank and each Owner shall under no circumstances use such Confidential Business Information in any way reasonably perceived as detrimental to IOI.

         10.4 NOT APPLICABLE. The restrictions set forth in this Section 10 shall not be deemed: (i) to prevent Westbank or any Owner from acquiring through market purchases and owning, solely as an investment, less than five percent (5%) in the aggregate of the equity securities of any class of any issuer whose shares are listed or admitted for trading on any United States national securities exchange or are quoted on the National Association of Securities Dealers Automated Quotations Systems, or any similar system of automated dissemination of quotations of securities prices in common use, so long as the ASC or such Owner is not a member of any "control group" (within the meaning of the rules and regulations of the Securities and Exchange Commission) of any such issuer; and (ii) to prohibit IOI from providing any services to Westside Orthopaedic Clinic, a Louisiana professional corporation.

         10.5 THIRD-PARTY BENEFICIARIES. All Affiliates of IOI, all successors and assigns of IOI, and all successors and assigns of Affiliates of IOI are third-party beneficiaries of the restrictive covenants contained in this Section 10 and the provisions of this Section 10 are intended for the benefit of, and may be enforced by any Affiliates of IOI, any of IOI's successors and assigns, or any of the successors and assigns of any Affiliates of IOI.

         10.6 SEVERABILITY. The covenants in this subsection are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth herein are unreasonable, then it is the intention of the parties that such restrictions be enforced to the maximum scope, duration and territory that the court deems reasonable, and the Agreement shall thereby be reformed.


11. INDEMNIFICATION. Westbank hereby indemnifies, protects, and holds harmless IOI and the Affiliates of IOI, and their shareholders, members, officers, directors, employees, agents, successors and assigns, from and against any and all losses, damages (direct and consequential), injuries, claims, demands, costs, and expenses of whatsoever nature, including legal expenses at any level of trial, appeal or arbitration, arising out of or in connection with or incidental to: (a) any breach of this Agreement or misrepresentation herein by Westbank or any Owner; (b) the conduct of Westbank's business; (c) the performance of medical services at the ASC; or (d) the performance of any intentional act, negligent act, willful act or omission to act by Westbank or any Owner during the Term. The provisions of this Section 11 shall survive the termination or expiration of this Agreement and shall be in addition to, and not in limitation of, any other rights or remedies available to the indemnitee at law or in equity, under this Agreement or otherwise.


12.      INSURANCE.

         12.1 INSURANCE TO BE MAINTAINED BY WESTBANK. During the Term, Westbank shall maintain general liability insurance, property insurance, and comprehensive professional liability insurance covering the ASC and all ancillary professional personnel, with such carrier limits and coverages as agreed upon by IOI and Westbank; provided, however, such professional liability insurance shall provide coverage in at least those amounts and at least for such periods as are required under applicable law. Westbank shall name IOI as a co-insured on all professional liability policies obtained by Westbank during the Term.

         12.2 INSURANCE TO BE MAINTAINED BY IOI. During the Term, IOI shall maintain comprehensive general liability insurance covering IOI and its operations related to Westbank with such limits and coverages and with such insurers as may be selected by IOI in its sole discretion.

         12.3 TAIL INSURANCE. After the Term, Westbank shall purchase and maintain extended reporting insurance coverage or prior acts coverage that names Westbank and IOI as co-insureds, covering any professional liability claims made which relate to services rendered at the ASC during the Term. Such insurance policies shall provide minimum coverage in the per occurrence and aggregate amounts equal to the amounts of coverage insuring the ASC on the date immediately proceeding the applicable termination date.


13.      DISPUTE RESOLUTION.

         13.1 DISPUTES. All controversies, claims, rebutted matters and matters of difference between the parties (collectively "Disputes") with respect to the matters covered by this Agreement (expressly including but not by limitation, matters relating to termination, payment or non-payment of the ASC Services
Fee), other than injunctions imposed to enforce the restrictive covenants set forth in Section 10, shall be resolved in accordance with this Section.

         13.2 NOTICE. In the event a party believes a Dispute exists, such party shall notify the other party in writing specifying the nature of the Dispute. Within fifteen (15) days after receipt of such notice, the parties shall meet to discuss and attempt to resolve the Dispute.

         13.3 MEDIATION. If the Dispute is not resolved as a result of the meeting or if such meeting is for any reason not held, either party may schedule a follow-up meeting (the "Second Meeting") at which an independent and neutral mediator will be present and will preside. The mediator shall be a professional mediator who is a member of a local, state or national mediation association or society. The Second Meeting shall occur at the date set by the scheduling party in the city of the party that instituted the Dispute resolution procedure at the time and place designated by the scheduling party.

         13.4 ARBITRATION. If, as a result of the first meeting or Second Meeting or otherwise, the parties cannot resolve the Dispute, the Dispute shall be submitted to arbitration (the "Arbitration") in Jefferson Parrish, Louisiana to be conducted according to the American Health Lawyers Association Alternative Dispute Resolution Service, Rules of Procedure for Arbitration, from time to time in force ("AHLA Arbitration Rules).

         13.5 BINDING. This agreement to submit to Arbitration and to be bound by the findings of Arbitration shall be specifically enforceable. Arbitration may proceed in the absence of any party if notice as required under the AHLA Arbitration Rules is given to such party. The parties agree to abide by all awards rendered in such Arbitration proceeding. Such awards rendered pursuant to Arbitration shall be final and binding on all parties. Any award or final determination rendered pursuant to an Arbitration proceeding may be filed with the clerk of one or more courts, state or federal, having jurisdiction over the party against whom such award is rendered as a basis of judgment and the issuance of execution or collection. No party shall be considered to be in default under this Agreement during the pendency of Dispute resolution pursuant to this Section.

         13.6 EFFECTIVE AGREEMENT. Pending completion of Dispute resolution in accordance with this Section, this Agreement shall remain in effect, including but not by way of limitation, the obligation and duty of IOI to provide IOI Services on behalf of

Westbank and the duty and obligation of Westbank to timely pay the ASC Services Fees as provided in this Agreement; provided, however, that if the parties receive an opinion of health care counsel as described in Section 9.3(c) or
Section 9.4(g), then the parties shall not be required to comply with the applicable provision deemed to be in violation of law.

         13.7 EXPENSES. Each party shall bear its own expenses of any Dispute resolution including Arbitration under this Section.


14. LEGAL EVENTS. In the event that any state or federal law, rule or regulation, now existing or enacted or promulgated after the date hereof, is interpreted by judicial decision, by applicable regulatory agency or by IOI health care legal counsel in such a manner as to indicate that this Agreement or any provision of this Agreement is in violation of such law, rule or regulation, Westbank and IOI shall immediately work together to amend this Agreement as may be necessary to cause the applicable provision of this Agreement to be in compliance with such law, rule or regulation while preserving to the fullest extent possible the underlying economic and financial arrangements between Westbank and IOI without unnecessary substantial economic detriment to either party. Should the parties be unable to agree to such amendment, the inability of the parties shall be deemed to be a Dispute as defined in Section 13 of this Agreement that shall be resolved in accordance with the mechanisms set forth for Dispute resolution in Section 13.


15.      GENERAL PROVISIONS.

         15.1 ASSIGNMENT. Westbank shall not assign this Agreement without the prior written consent of IOI. Additionally, this Agreement shall not pass by operation of law, even if more than fifty percent (50%) of the membership interests of Westbank are sold or exchanged, or if Westbank becomes a party to a merger, consolidation or other business combination. IOI shall not assign this Agreement, without prior written consent of Westbank, except that: (i) IOI shall have the right to assign, transfer, sell or pledge its rights hereunder to any Affiliate of IOI; (ii) IOI may assign this Agreement without the consent of Westbank to a third party as part of a sale of substantially all of IOI's business; (iii) IOI may assign this Agreement without the consent of Westbank to any lending institution, for security purposes or as a collateral, from which IOI obtains financing; and (iv) a merger, consolidation, change in shareholders or controlling interests, or stock-for-stock exchange by IOI shall not be deemed to constitute an assignment of this Agreement. "Affiliate of IOI" shall mean, any corporation, proprietorship, partnership, limited liability company, or any other business entity whatsoever that, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, IOI. For the purposes of this definition, the terms "controls" "is controlled by" and "is under common control with" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the entity, whether through the ownership of voting securities, by contract, or otherwise. Neither Westbank nor IOI is an affiliate of the other for the purposes of this Agreement.

         15.2 AMENDMENTS. This Agreement shall not be modified or amended except in writing, executed by the parties hereto.

         15.3 WAIVER. The waiver of any term or condition of this Agreement must be in writing and executed by the party being bound thereby. The waiver of any term or condition of this Agreement shall not be construed as a waiver of any other term or condition of this Agreement. No party hereto shall by any act (except by written instrument in accordance with this Section), omission, delay, indulgence or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default in or breach of any of the terms or conditions of this Agreement. No failure to exercise nor any delay in exercising on the part of any party hereto, any right, power or privilege hereunder shall operate as a waiver of this Agreement or any provision hereof. No single or partial exercise of any right, power or privilege under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

         15.4 NO THIRD-PARTY BENEFICIARIES. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto. Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any party not a party hereto any rights or remedies hereunder, whether as third-party beneficiaries or otherwise, except as provided in Section 10.5.

         15.5 ENTIRE AGREEMENT. All of the parties acknowledge and agree that this Agreement, together with all of its exhibits, which are hereby incorporated herein and made a part hereof in their entirety by this reference, and all other documents specifically referenced herein constitute the entire agreement among the parties regarding the subject matter hereof. This Agreement supersedes all prior agreements and understandings, representations and warranties, both oral and written, between the parties with respect to the subject matter hereof.

         15.6 GOVERNING LAW. This Agreement and the rights and obligations of the parties under this Agreement shall be governed by and construed in accordance with the substantive laws of the State of Louisiana without regard to conflicts of law principals. The parties hereto agree that any suit, proceeding or action arising out of this Agreement may be brought only in Jefferson Parrish, State of Louisiana.

         15.7 SEVERABILITY. Subject to Section 14, if any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the Term, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect, and shall not be affected by illegal, invalid or unforceable provisions or by their severance here from.

         15.8 HEADINGS. The paragraph headings set forth in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

         15.9 DRAFTSMAN. This Agreement shall be construed equally with reference to both parties regardless of which party may have served as the draftsman.

         15.10 NOTICE. Whenever this Agreement requires or permits any notice, request or demand from one party to the other, the notice, request or demand must be in writing to be effective and shall be deemed to be an effective notice if: (a) personally delivered; (b) delivered by fax or courier to the proper fax number or address as the case may be; or (c) deposited in U.S. Mail, first class, postage prepaid and properly addressed to the party at the address reflected below:

                 IOI: IOI Management Services of Louisiana, Inc. 5858 Westheimer Drive, Suite 500
                           Houston, Texas 77057
                           Fax: 713-361-2000
                           Attention: Douglas P. Badertscher

                 Copy to:  McDermott, Will & Emery
                           201 South Biscayne Blvd., Suite 2200
                           Miami, Florida 33131-4336
                           Fax: 305-347-6500
                           Attention: Ira J. Coleman, Esq.

                 Westbank: Westbank Ambulatory Care Center, LLC
                           4511 Westbank Expressway
                           Marrero, Louisiana 70072
                           Attention: Chief Executive Officer

A notice shall be deemed received: (i) if delivered by personal delivery, on the date delivered; (ii) if delivered by fax, on the date confirmed; (iii) if delivered by courier, on the date delivered; and (iv) if delivered by U.S. Mail, three (3) days after mailing.

         15.11 COUNTERPARTS. This Agreement may be executed in multiple counterparts with each counterpart being deemed an original and all together constituting one (1) instrument.

         15.12 REQUIREMENT OF GOOD FAITH. Wherever this Agreement provides for a determination, decision, selection, consent, approval or adoption by either party hereto, the determination, decision, selection, consent approval or adoption by said party shall be made in good faith by said party.

         15.13 AUTHORIZED PERSONS. Whenever any consent, approval or determination of a party is required pursuant to this Agreement, such consent, approval or determination shall be rendered on behalf of the party by the person or persons duly authorized to do so, which the other party shall be justified in assuming means any officer of the party rendering such consent, approval or determination, or such party's board of directors or board of managers.

         15.14 FURTHER ASSURANCES. Each party shall, at the reasonable request of any other party hereto, execute and deliver to such other party all such further instruments, assignments, assurances and other documents, and take such actions as such other party may reasonably request in connection with the carrying out of this Agreement.

         15.15 REMEDIES CUMULATIVE. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to a party, but the same shall be distinct, separate, and cumulative and may be exercised from time to time as often as occasion may arise or may be deemed expedient.

         15.16 FORCE MAJEURE. No party shall be liable nor deemed to be in default for any delay or failure in performance under this Agreement or other interruption of service or employment deemed to result, directly or indirectly, from acts of God, civil or military authority, acts of public enemy, war, accidents, fires, explosions, earthquakes, floods, hurricanes, failure of transportation, vandalism, strikes or other work interruptions beyond the reasonable control of the party. However, all parties shall make good faith efforts to perform under this Agreement in the event of any such circumstances.

         15.17 ACCESS TO RECORDS. It is acknowledged and agreed by the parties hereto that IOI and Westbank may be subject to the disclosure provisions contained in the Social Security Act. In compliance with Section 1861(d)(i) of the Social Security Act, as amended, either party shall make available upon request from the Secretary of the Department of Health and Human Services or the Comptroller General, or any of their duly authorized representatives, this Agreement and any other documents and records of either party deemed necessary by the requesting party to verify the nature and the extent of the costs hereof. If either of such parties carries out any of its obligations hereunder through subcontractors, pursuant to a contract for a value of TEN THOUSAND AND NO/100 DOLLARS ($10,000) or more, said party shall require such subcontract to contain a provision allowing similar access. All parties' obligations hereunder and the terms to be placed in any subcontracts shall provide that such contracts, subcontracts, books and records shall be made available for a period of four (4) years after the provision of services specified hereunder or under any of the subcontracts.

         15.18 SURVIVAL. Any provisions of this Agreement which by their nature are intended to survive the termination of this Agreement, including without limitation Sections 9.6, 10, 11, and 12.3, shall survive the termination of this Agreement.

16. DEFINITIONS. Each term listed in the left column below shall be defined in the Section of this Agreement which is identified is the applicable line of the right column below.

16.1     "Affiliate of IOI"                          Section 15.1
16.2     "Agreement"                                 Introduction
16.3     "AHLA Arbitration Rules"                    Section 13.4
16.4     "Arbitration"                               Section 13.4
16.5     "ASC Collections"                           Exhibit A, Section 2.2
16.6     "ASC"                                       Second Recital
16.7     "ASC Services Fee"                          Exhibit A, Section 1
16.8     "Base Services Fee"                         Exhibit A, Section 2.1
16.9     "Collateral"                                Section 7.4
16.10    "Commencement Date"                         Introduction
16.11    "Confidential Business Information"         Section 10.3
16.12    "Controls" etc.                             Section 15.1
16.13    "Disputes"                                  Section 13.1
16.14    "Equipment"                                 Section 4.5
16.15    "Equipment Lease Fee"                       Exhibit A, Section 2.4
16.16    "Extension Term"                            Section 9.2
16.17    "Initial Term"                              Section 9.1
16.18    "IOI"                                       Introduction
16.19    "IOI Services"                              Section 4.1
16.20    "Late Fee"                                  Section 7.3
16.21    "LLC Agreement"                             Section 4.11
16.22    "Master Lease"                              Section 4.4
16.23    "Medical Director"                          Section 5.3
16.24    "Medical Staff"                             Section 3.2
16.25    "Medical Staff Physicians"                  Section 5.4
16.26    "Owner"                                     Section 10.1
16.27    "Premises"                                  Section 4.3
16.28    "Real Estate Lease Fee"                     Exhibit A, Section 2.3
16.29    "Second Meeting"                            Section 13.3
16.30    "Term"                                      Section 9.2
16.31    "Termination Date"                          Section 9.5
16.32    "Territory"                                 Section 10.1
16.33    "Westbank"                                  Introduction


                            [SIGNATURES ON NEXT PAGE]

         IN WITNESS WHEREOF, the parties hereto have executed this AMBULATORY SURGERY CENTER SERVICES AGREEMENT as of the date first above written.

                         IOI:

                         IOI MANAGEMENT SERVICES OF
                         LOUISIANA, INC., a Louisiana corporation


                         By:  /s/ Doug Badertscher
                              -------------------------------------------------

                         Print Name:  Doug Badertscher
                                      -----------------------------------------

                         Its:  Chief Operating Officer
                               -------------------------------------------------

                         ASC:


                         WESTBANK AMBULATORY CARE
                         CENTER, LLC, a Delaware limited liability company


                         By:  /s/ Doug Badertscher
                              -------------------------------------------------

                         Print Name:  Doug Badertscher
                                      -----------------------------------------

                         Its:
                              -------------------------------------------------

                                   EXHIBIT A
                                ASC SERVICES FEE


1. Calculation of ASC Services Fee. The "ASC Services Fee" with respect to each calendar month during the Term shall equal the sum of: (i) the Base Services Fee for such month; plus (ii) the Real Estate Lease Fee for such month; plus (iii) the Equipment Lease Fee for such month. If the Term begins or ends in the middle of a calendar month, the ASC Services Fee for the time period prior to the beginning of the first calendar month during the Term or after the last full calendar month during the Term, as applicable, shall be pro-rated as applicable.


2.       Definitions.

         2.1 Base Services Fee. "Base Services Fee" with respect to each calendar month during the Term shall equal five percent (5%) of the ASC Collections received during the immediately prior calendar month.

         2.2 ASC Collections. "ASC Collections" shall mean all payments, whether such payments are partial payments or payments in full, that Westbank actually receives for ambulatory surgery services and items rendered at or provided by the ASC, and all other collections generated at or on behalf of Westbank, regardless of whether such collections are received from patients, private or prepaid insurance, or other third-party payors, as reduced by refunds and chargebacks.

         2.3      Real Estate Lease Fee.

                  (a) "Real Estate Lease Fee" shall equal the total sum owed by IOI to the Landlord, financiers, lenders and any other party during the applicable calendar month, for rent, common area maintenance fees, taxes, tenant improvements, principal and interest payments related to loans with respect to tenant improvements or for any other items, and every other cost or expense of every type and nature whatsoever, related to the Premises.

                  (b) Subject to Section 2.3(c), of this Exhibit A, the base Real Estate Lease Fee for the first twelve (12) calendar months of the Term is estimated to equal THREE HUNDRED TEN THOUSAND AND NO/100 DOLLARS ($310,000.00), and shall be payable in twelve (12) equal monthly installments. This figure is only an estimate of the initial base Real Estate Lease Fee and the total Real Estate Lease Fee shall be increased pursuant to Section 2.3(c).

                  (c) At all times during the Term, the Real Estate Lease Fee shall equal the total amount due from IOI with respect to the Premises. At all times during the Term, the Real Estate Lease Fee shall be increased at such times and in the same amounts by which the amounts that IOI must pay to the Landlord under the Master Lease, or to any other individual or entity, are increased. Each time the fees under the Master Lease or any other agreement are increased, IOI shall provide written evidence of such increase to Westbank, and thereafter, Westbank shall pay to IOI hereunder such increased amount. The parties hereby acknowledge and agree that IOI shall not receive any more, nor any less, as the Real Estate Lease Fee, than the total amount that IOI must pay with respect to the Premises and that IOI will not charge any additional fee to administer the lease of the Premises, other than the sums set forth in the Base Services Fee.

                  (d) If IOI purchases the Premises at any time during the Term, or if at any time during the Term, the ASC becomes located on a parcel of real estate owned by IOI or any Affiliate of IOI, the Real Estate Lease Fee shall equal the fair market rental value for the Premises, as adjusted from time to time, as determined by an independent third party appraiser chosen by IOI at such time.

         2.4      Equipment Lease Fee.

                  (a) "Equipment Lease Fee" shall equal the total amount owed by IOI to all lessors, financiers, lenders, and all other individuals and entities for rent, principal and interest payments, maintenance fees, taxes and every other cost and expense of every type and nature whatsoever, with respect to all of the Equipment that is leased by IOI to Westbank hereunder during the applicable month.

                  (b) Subject to Section 2.4(c) of this Exhibit A, the base Equipment Lease Fee for the first twelve (12) calendar months of the Term is estimated to equal TWO HUNDRED SEVENTY THOUSAND AND NO/100 DOLLARS ($270,000.00) and shall be payable in twelve (12) equal monthly installments. This figure is only an estimate of the initial base Equipment Lease Fee and the total Equipment Lease Fee shall be increased pursuant to Section 2.4(c).

                  (c) At all times during the Term, the Equipment Lease Fee shall be increased at such times and in the same amounts by which the amounts are increased that IOI must pay to all lessors, financiers, lenders and all other individuals and entities with respect to all of the Equipment. Each time any of IOI's fees related to the Equipment are increased, IOI shall provide written evidence of such increase to Westbank, and thereafter, Westbank shall pay to IOI such increased amount hereunder. The parties hereby acknowledge and agree that IOI shall not receive any more, nor any less, as the Equipment Lease Fee, than the total amount that IOI must pay to all lessors, financiers, lenders and all other individuals and entities with respect to the Equipment and IOI will not charge any additional fee to administer the lease of the Equipment, other than the sums set forth in the Base Services Fee.





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